UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
HORSEHEAD HOLDING CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Horsehead Holding Corp.
4955 Steubenville Pike
Suite 405
Pittsburgh, Pennsylvania 15205

March 25, 2010

To our Stockholders:

You are cordially invited to attend the Horsehead Holding Corp. annual meeting of stockholders at 11:00 a.m. local time on May 7, 2010 at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428. The attached Notice of Annual Meeting and Proxy Statement describes all known items to be acted upon by stockholders at the meeting and describes certain other details related to the Meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

If you are a registered stockholder and plan to attend the annual meeting, you may be required to show evidence of your stockholdings to gain entry to the meeting. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a Horsehead stockholding or the non-voting portion of the voting instruction form that you may receive through that entity. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable.

Please vote your shares promptly and join us at the meeting.

Sincerely,

James M. Hensler
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2010 annual meeting of stockholders of Horsehead Holding Corp. will be held at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, on May 7, 2010, beginning at 11:00 a.m. local time. At the meeting, the holders of the Company’s outstanding common stock will act on:

(1) the election of one Class I director, to serve a term of three years;

(2) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3) any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 24, 2010 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other recordholder, their voting procedures should be described on the voting form they sent you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders. Admission to the meeting will be on a first-come, first-served basis. Registration for the meeting will begin at 10:30 a.m. local time, and seating will begin at 10:45 a.m. local time. You may be required to show evidence of your stockholdings. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a Horsehead stockholding or the non-voting portion of the voting instruction form that you may receive through that entity. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable. Cameras (including cellular phones with photographic capabilities) and recording devices will not be permitted at the meeting.

By order of the Board of Directors,

Ali Alavi
Vice President — Corporate Administration,
General Counsel and Secretary

March 25, 2010
Pittsburgh, Pennsylvania

4955 Steubenville Pike
Suite 405
Pittsburgh, Pennsylvania 15205
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 7, 2010

PROXY STATEMENT

The Board of Directors (the “Board”) of Horsehead Holding Corp. (the “Company” or “Horsehead”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on May 7, 2010 (the “Annual Meeting”), beginning at 11:00 a.m. local time, at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, and at any postponements or adjournments thereof. This Proxy Statement contains information related to the Annual Meeting. The notice of annual meeting, a proxy card, this Proxy Statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2010 for the fiscal year ended December 31, 2009 (the “2009 Annual Report”) are being mailed to stockholders on or about March 31, 2010.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2010 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on March 24, 2010, and that entitles you to vote at the Annual Meeting. By use of a proxy, you can ensure that your vote is counted at the Annual Meeting whether or not you attend the Annual Meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The notice of annual meeting, a proxy card, this Proxy Statement and the 2009 Annual Report are being mailed to stockholders on or about March 31, 2010.

What information is contained in this proxy statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board, and Board committees, the compensation of directors and executive officers for fiscal 2009 and other information that the SEC requires us to provide annually to our stockholders.

How may I obtain Horsehead’s 10-K and other financial information?

Stockholders can access our 2009 Annual Report, our other filings with the SEC and our corporate governance and other information on the investor relations page of our website at www.horsehead.net.

Stockholders may request an additional free copy of our 2009 Annual Report from:

Horsehead Holding Corp.
Attn: General Counsel
4955 Steubenville Pike
Suite 405
Pittsburgh, Pennsylvania 15205
(724) 774-1020

We will also furnish any exhibit to the 2009 Annual Report if specifically requested.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will report on our fiscal 2009 performance and respond to appropriate questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 24, 2010, the “Record Date” for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of Horsehead common stock you owned as of the close of business on the Record Date on each matter considered at the Annual Meeting. As of the close of business on the Record Date, there were 43,334,955 shares of the Company’s common stock outstanding and eligible to vote. There is no cumulative voting.

Who can attend the Annual Meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Registration will begin at 10:30 a.m. local time, and seating will begin at 10:45 a.m. local time. If you attend, please note that you may be asked to present proof of your stockholdings and valid identification. Cameras (including cell phones with photographic capabilities) and recording devices will not be permitted at the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

Please let us know if you plan to attend the Annual Meeting by marking the appropriate box on the enclosed proxy card.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the Annual Meeting. As of the close of business on the Record Date, 43,334,955 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence, in person or by proxy, of the holders of common stock representing at least 21,667,478 votes will be required to establish a quorum.

Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the Annual Meeting.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting. If you attend the Annual Meeting in person, you may vote at the Annual Meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Proxy Card.  Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card.

Voting by Telephone or Through the Internet.  If you are a registered stockholder (that is, if you own common stock in your own name and not through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 2:00 a.m., Eastern Daylight Savings time, on May 7, 2010. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote you shares, or obtain a proxy from the bank, broker or other record holder to vote at the Annual Meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the Annual Meeting other than those outlined in the notice of annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or another proxy bearing a later date or by attending the Annual Meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and for obtaining proxies.

Who is bearing the costs of soliciting these proxies?

The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telecopy and telephone and personally by a few officers and regular employees of the Company who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will, upon request, be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of our common stock. In addition, the Company has engaged Computershare, our transfer agent and registrar, to assist in the general distribution of this Proxy Statement and the 2009 Annual Report and the tabulation of votes.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Election of Directors.  The director nominee who receives the highest number of properly executed votes will be elected as director, even if that nominee does not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for the director nominee. A properly executed proxy marked “withhold authority” with respect to the election of the director nominee will not be voted with respect to the director nominee, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Independent Registered Public Accounting Firm.  Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting. Each share of our common stock is entitled to one vote with respect to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.

A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

In the election of the director, you may vote “FOR” the nominee or your vote may be “WITHHELD” with respect to the nominee. You may not cumulate your votes for the election of directors.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter. The Company has supplied copies of its proxy materials for the Annual Meeting to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the election of directors, even if the broker, bank or other nominee does not receive voting instructions from you.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce the preliminary voting results at the Annual Meeting and publish the final results in a current report on Form 8-K within four business days following determination of the final results.

How may I obtain a copy of Horsehead’s By-law provisions regarding stockholder proposals and director nominations?

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our by-laws are available also on our website at www.horsehead.net.

How may I view a list of Horsehead’s stockholders?

A list of the stockholders of the Company entitled to attend and vote at the Annual Meeting will be available for viewing during normal business hours during the ten days preceding the date of the Annual Meeting at the Company’s offices located at:

4955 Steubenville Pike
Suite 405
Pittsburgh, Pennsylvania 15205.

The list will be available for viewing also at the Annual Meeting. You must be a stockholder of the Company and present valid identification to view the list.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2010

This proxy statement and our 2009 Annual Report to stockholders are available at www.edocumentview.com/zinc.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1 —	ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the number of directors that constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of authorized directors as of the date of this Proxy Statement is five. We have three classes of directors and each class is required by our by-laws to be as equal as possible in number. One class is to be elected at each annual meeting of stockholders. Currently, there are one Class I director, two Class II directors and two Class III directors. At the 2010 annual meeting, to which this Proxy Statement relates, the term of the Class I director will expire. You are being asked to vote to elect one director to Class I to serve for a three-year term expiring in 2013.

We will vote your shares as you specify on the enclosed proxy or voting instruction card. If you do not specify how you want your shares voted, we will vote them FOR the election of the nominee listed below. If unforeseen circumstances (such as death or disability) make it necessary for us to substitute another person for any nominee, we will vote your shares FOR that other person. If you wish to withhold your vote from any nominee, you may so indicate on the proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominee for Class I director receiving the greatest number of votes will be elected as a director.

The nominee for director has consented to serve, if elected, and we have no reason to believe that the nominee will be unable to serve. If any nominee named herein for election as a director should for any reason become unavailable to serve prior to the Annual Meeting, the Board will, prior to the Annual Meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld, or (iii) leave the position vacant to be filled at a later time.

Our Board has nominated the person named below for election as Class I director. Following are the age, principal occupation during the past five years, and certain other information of the nominee. The information presented below for the director nominee has been furnished to the Company by the director nominee.

Class I Director Nominee:

James M. Hensler, Chairman of the Board of Directors, President and Chief Executive Officer, joined us in April 2004. He has over 30 years of experience working in the metals industry. From 2003 to April 2004, Mr. Hensler was a consultant to various companies in the metals industry. From 1999 to 2003, Mr. Hensler was Vice President of Global Operations and Vice President and General Manager of the Huntington Alloys Business Unit for Special Metals Corp., a leading international manufacturer of high performance nickel and cobalt alloys. Prior to that, Mr. Hensler was the Executive Vice President for Austeel Lemont Co., General Manager of Washington Steel Co. and Director of Business Planning for Allegheny Teledyne Inc. He received a BS in Chemical Engineering from the University of Notre Dame in 1977, an MSE in Chemical Engineering from Princeton University in 1978 and an MBA from the Katz Graduate School of Business at the University of Pittsburgh in 1987. Our Board concluded that Mr. Hensler should continue to serve as a director for us due primarily to his experience as our President, Chief Executive Officer and a member of our Board since 2004, his more than 30 years of experience in the metals industry, including manufacturing, sales, technical and financial responsibilities, and his education.

The Board of Directors recommends a vote FOR the election of the director listed above.

ITEM 2 —	Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Grant Thornton LLP as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2010. During fiscal year 2009, Grant Thornton LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See “Principal Accountant Fees and Services.” If the appointment of Grant Thornton LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Grant Thornton LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of us and our stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

ITEM 3 —	OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Directors and Executive Officers and Key Employees

Set forth below is information concerning our directors, executive officers and key employees.

Name	Age	Position

James M. Hensler	54	Chairman of the Board of Directors, Class I Director, President and Chief Executive Officer
Robert D. Scherich	49	Vice President and Chief Financial Officer
Robert Elwell	56	Vice President — Operations
James A. Totera	53	Vice President — Sales and Marketing
Thomas E. Janeck	65	Vice President — Environment, Health and Safety
Ali Alavi	48	Vice President — Corporate Administration, General Counsel and Secretary
Daryl K. Fox	60	Vice President — Human Resources
Mark Tomaszewski	53	President — The International Metals Reclamation Company Inc.
John van Roden	61	Class II Director
T. Grant John	71	Class III Director
Bryan D. Rosenberger	59	Class III Director
Jack Shilling	66	Class II Director

James M. Hensler, Chairman of the Board of Directors, President and Chief Executive Officer, joined us in April 2004. He has over 30 years of experience working in the metals industry. From 2003 to April 2004, Mr. Hensler was a consultant to various companies in the metals industry. From 1999 to 2003, Mr. Hensler was Vice President of Global Operations and Vice President and General Manager of the Huntington Alloys Business Unit for Special Metals Corp., a leading international manufacturer of high performance nickel and cobalt alloys, which filed for protection under Chapter 11 of the United States Bankruptcy Code in 2002 and emerged from bankruptcy in 2003, at which time Mr. Hensler was an officer of that company. Prior to that, Mr. Hensler was the Executive Vice President for Austeel Lemont Co., General Manager of Washington Steel Co. and Director of Business Planning for Allegheny Teledyne Inc. He received a BS in Chemical Engineering from the University of Notre Dame in 1977, an MSE in Chemical Engineering from Princeton University in 1978 and an MBA from the Katz Graduate School of Business at the University of Pittsburgh in 1987. Our Board concluded that Mr. Hensler should serve as a director for us due primarily to his experience as our President and Chief Executive Officer since 2004, his more than 30 years of experience in the metals industry, including manufacturing, sales, technical and financial responsibilities, and his education.

Robert D. Scherich, Vice President and Chief Financial Officer, joined us in July 2004. From 1996 to 2004, Mr. Scherich was the Chief Financial Officer of Valley National Gases, Inc. Prior to that, he was the Controller and General Manager at Wheeling-Pittsburgh Steel Corp. and an accountant at Ernst & Whinney. Mr. Scherich received a BS in Business Administration from The Pennsylvania State University in 1982.

Robert Elwell, Vice President — Operations, joined us in June 2006 with 31 years of industry experience. For the previous eight years, he was the President of Greenville Metals, a division of Precision Castparts Corporation. Previous positions include Vice President of Manufacturing for Cannon-Muskegon Corporation (also a Precision Castparts Corporation), Vice President of Quality and Technology for Freedom Forge Corporation, Manufacturing Manager for Haynes International, Inc. and several operating and technical positions at Lukens Steel Co. Mr. Elwell has a BS in Metallurgical Engineering from Lafayette College in 1975 and an MBA from Widener University in 1979.

James A. Totera, Vice President — Sales and Marketing, joined us in 1997. Prior to that, he was the Vice President of Sales for Steel Mill Products, where he worked in, among other things, electric arc furnace (“EAF”) dust recycling and also spent over 15 years working in sales positions, including as General Manager of Sales, at

Insul Company. Mr. Totera received a BA in Economics, Administrative Management Science and Psychology from Carnegie Mellon University in 1979.

Thomas E. Janeck, Vice President — Environment, Health and Safety, has worked for us and our predecessors since 1964. Prior to his current position, Mr. Janeck served in a number of capacities and was most recently Vice President of Environmental Services and Director of Regulatory Affairs. Mr. Janeck is a member of the Board of Directors of the National Mining Association and serves as Chairman of its Environment Committee. Mr. Janeck received a BS in Chemical Engineering from the University of Pittsburgh in 1967.

Ali Alavi, Vice President — Corporate Administration, General Counsel and Secretary, joined us in 1996. Mr. Alavi previously served as our Director & Counsel of Environment, Health & Safety and Director of Environmental Performance. Prior to joining us, Mr. Alavi worked as Assistant General Counsel of Clean Sites, Inc., Senior Regulatory Analyst of the American Petroleum Institute and Project Manager/Engineer for the U.S. Army Toxic & Hazardous Materials Agency. Mr. Alavi received a BA in Geography/Environmental Studies from the University of Pittsburgh in 1983, an MS in Petroleum Engineering from the University of Pittsburgh School of Engineering in 1985 and a JD from the University of Maryland Law School in 1993.

Daryl K. Fox, Vice President — Human Resources, joined us in October 2005. He has over 36 years of Human Resources experience working in the metals and transportation industries. Prior to joining us, from August 2004 to February 2005, Mr. Fox served as a consultant to Allegheny Technologies Incorporated. Previously, Mr. Fox served as Vice President — Human Resources for J&L Specialty Steel, LLC, a producer of stainless steel, from June 1993 until it was acquired by Allegheny Technologies Incorporated in July 2004. Mr. Fox received a BA in Sociology from Duke University in 1973.

Mark Tomaszewski, President — The International Metals Reclamation Company Inc. (“INMETCO”), joined us on December 31, 2009 when we acquired INMETCO, where he has served for over 30 years in positions ranging from General Manager — Finance and Administration to his current position of President of INMETCO, which position he has held since August 2008. Mr. Tomaszewski received a BS in Business Administration from West Virginia Wesleyan College in 1978 and an MS in Business Administration from Robert Morris University in 1992.

John van Roden was appointed to our Board in April 2007. From 2006 to 2007, Mr. van Roden served as Executive Vice President of P.H. Glatfelter Company, an New York Stock Exchange (“NYSE”)-listed producer of engineered paper products, and served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company from 2003 to 2006. From 1998 to 2003, Mr. van Roden was Senior Vice President and Chief Financial Officer of Conectiv Corp. From 1992 to 1998, Mr. van Roden was Senior Vice President and Chief Financial Officer of Lukens Inc. Mr. van Roden is a director of (i) H.B. Fuller Company, an NYSE-listed global manufacturer and marketer of adhesives and specialty chemical products, (ii) PVG GP, LLC, the general partner of Penn Virginia G.P. Holdings, L.P., an NYSE-listed limited partnership engaged in the management of coal properties and the gathering and processing of natural gas, and (iii) Airgas, Inc., an NYSE-listed distributor of industrial, medical and specialty gases and welding, safety and related products. From June 2005 to November 2007, Mr. van Roden served on the board of directors of Semco Energy, Inc., which was a NYSE-listed, regulated public utility company that was acquired by Cap Rock Holding Corporation in November 2007. Mr. van Roden received a BA in Economics from Denison University in 1971 and an MBA from Drexel University in 1974. Our Board concluded that Mr. van Roden should serve as a director for us due primarily to his experience as a senior executive and chief financial officer at three public companies and his more than 17 years of experience in the metals industry.

T. Grant John was appointed to our Board in May 2007. Since 2003, Dr. John has served as the principal of T.G. John & Associates, Inc., a strategy, search and turnaround consulting firm focused on the primary metals and metalworking industries. From 1999 to 2003, Dr. John was the president and chief executive officer of Special Metals Corporation, a leading international manufacturer of high performance nickel and cobalt alloys, which filed for protection under Chapter 11 of the United States Bankruptcy Code in 2002 and emerged from bankruptcy in 2003. Prior to 1999 and beginning in 1966, Dr. John served in various executive and management roles for companies in the metals industry. Dr. John earned B.A.Sc. and Ph.D. degrees in metallurgical engineering at the University of British Columbia. Our Board concluded that Dr. John should serve as a director for us due primarily to his more than 20 years of senior executive experience with other metals companies and his experience as a member of the board of directors for two other public companies.

Bryan D. Rosenberger was appointed to our Board in May 2007. Mr. Rosenberger is Of Counsel to the law firm of Eckert Seamans Cherin & Mellott, LLC, engaging in corporate and securities law matters on behalf of both publicly and privately held businesses. Mr. Rosenberger has previously served as Chairman of Eckert Seamans Cherin & Mellott, LLC’s Business Division and as a member of that firm’s Executive Committee and Board of Directors. Mr. Rosenberger has been Of Counsel at Eckert Seamans Cherin & Mellott, LLC since 2006 and was a partner/member from 1983 to 2006. Mr. Rosenberger received a BS in Economics from Juniata College in 1971 and a JD from the College of William and Mary Marshall-Wythe School of Law in 1974. Our Board concluded that Mr. Rosenberger should serve as a director for us due primarily to his more than 30 years of experience as an attorney, which included the areas of corporate finance, mergers and acquisitions, securities law and corporate governance.

Jack Shilling, was appointed to our Board in September 2007. From July 2001 through April 2007, Dr. Shilling served as an Executive Vice President and Chief Technology Officer of Allegheny Technologies Incorporated, an NYSE-listed producer of specialty metals (“ATI”), where his responsibilities included working closely with several individual ATI businesses on strategic growth opportunities. Prior to such positions with ATI, beginning in 1973, Dr. Shilling worked for a subsidiary of ATI, Allegheny Ludlum Corporation, of which he became president in 1998 after holding positions of increasing responsibility in technical and operations management. He then became president of the high performance metals segment of ATI in 2000. Dr. Shilling has served also as the chairman of the Specialty Steel Industry of North America, a trade association representing the producers of stainless steel and other specialty metals in North America. Dr. Shilling received a BA in Physics from Franklin & Marshall College in 1965, an MS in Physics from Cornell University in 1967 and a PhD in Metallurgical Engineering from the University of Pittsburgh in 1975. Our Board concluded that Dr. Shilling should serve as a director for us due primarily to his leadership experience as president of the two subsidiaries of ATI, as described above, as well as the fact that ATI is itself a significant public company in the metals industry.

Board of Directors Composition

Our Board of Directors consists of five members. Our Certificate of Incorporation provides for a classified board of directors consisting of three classes of directors, with directors in each class serving staggered three-year terms. As a result, stockholders elect a portion of our Board each year. Class I directors’ terms expire at the annual meeting of stockholders to be held in 2010, to which this Proxy Statement relates, Class II directors’ terms expire at the annual meeting of stockholders being held in 2011, and Class III directors’ terms expire at the annual meeting of stockholders to be held in 2012. The Class I director is Mr. Hensler, the Class II directors are Messrs. van Roden and Shilling and the Class III directors are Messrs. John and Rosenberger.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election until the third annual meeting following election. Any vacancies or additional directorships resulting from an increase in the number of directors may only be filled by a majority vote of the directors then in office. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. The division of our Board into three classes with staggered terms may delay or prevent a change of our management or a change in control.

Board Leadership Structure and Role in Risk Oversight

The leadership of our Board of Directors includes a Chairman of the Board of Directors, which position is currently held by our Chief Executive Officer, Mr. Hensler, and a lead independent director, a position currently held by Dr. Shilling. We believe that combining the roles of Chairman of the Board and Chief Executive Officer have benefited and continue to benefit our company and that the benefits of this leadership structure operate in two reciprocal directions. Our Board benefits from having at the Chairman of the Board level direct knowledge of the operations of, and opportunities and challenges facing, our business on a regular and company-wide basis; and our company, operations and management benefit from the synergy and clarity of leadership and direction that results from having the Chief Executive Officer integrally involved in the leadership of our Board. We believe further that the size of our Board is appropriate relative to the size of our company and that given the size of our Board and our company, our Board is able to act in an efficient manner by combining the roles of Chairman of the Board and Chief Executive Officer.

We believe that this board leadership structure is complemented and further enhanced by our lead independent director, Dr. Shilling. As lead independent director, Dr. Shilling is and has been able to spend additional time with management outside the time and logistical limits of formal board meetings to thoroughly probe and ask more detailed and technical questions regarding the operations, finances and other aspects of our business. In this regard, Dr. Shilling acts as an active liaison and point of contact between management and the other independent members of our Board, who are able to funnel questions and follow-up responses through Dr. Shilling and to rely on him to seek answers between formal board meetings. This permits additional follow-up from and fully-developed exchanges with management that are difficult to replicate fully in the context and constraints of formal board meetings. This in turn helps management prepare and present to our Board relevant, accurate and thoroughly vetted data and reports, which further enables our Board to efficiently receive the information it needs to oversee our company and to make decisions.

Our Board leadership structure is an important component of the integral role our Board plays in overseeing our risk management process. For example, Dr. Shilling’s role as lead independent director, described above, assists the Board in seeking answers to questions and concerns that the Board has regarding our risk management processes and helps ensure that such answers are thoroughly explored and discussed with management. Specific risk management matters that our Board considers and reviews include: periodic renewals of insurance policies; zinc put options and other hedging practices, the amounts for which are authorized at the board level; regular reviews of our credit, liquidity and other operational needs and resources; and analysis of our leadership structure. Specific matters recently reviewed by our Board include our credit arrangements with The CIT Group/Business Credit, Inc., which we recently terminated, analysis of any potential refinancing needs and alternatives and our acquisition of The International Metals Reclamation Company Inc., which relates in part to our risk management processes as the acquisition permits us to diversify our operations into metals in addition to zinc. Furthermore, as described below, the audit committee of our Board plays an important role in overseeing our risk management process with respect to audits and related matters, related party transactions and policies relating to risk assessment and risk management.

Committees of the Board

The composition, duties and responsibilities of the committees of our Board are set forth below. Our Board adopted a written charter for each of its committees, each of which is available on the investor relations page of our website at www.horsehead.net. Committee members will hold office for a term of one year. In the future, our Board may establish other committees, as it deems appropriate, to assist with its responsibilities.

Audit Committee.  The audit committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies from time to time, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the audit committee by the Board from time to time, (12) reviewing related party transactions and (13) reporting regularly to the full Board.

Our audit committee consists of Mr. van Roden, as chairman, and Messrs. Rosenberger, John and Shilling. Our Board has determined that each of these members is an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market and that Mr. van Roden qualifies as an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K. During 2009, our audit committee held nine meetings.

Compensation Committee.  The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with our Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters, (5) administering our stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the Board from time to time. Our compensation committee consists of Dr. John, as chairman, and Messrs. Rosenberger, van Roden and Shilling, each of whom satisfies the independence requirements of the NASDAQ Marketplace Rules. During 2009, our compensation committee held seven meetings.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee’s purpose is to assist our Board by identifying individuals qualified to become members of our Board consistent with criteria set by our Board and to develop our corporate governance principles. This committee’s responsibilities include: (1) evaluating the composition, size and governance of our Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering stockholder nominees for election to our Board, (3) evaluating and recommending candidates for election to our Board, (4) overseeing the performance and self-evaluation process of our Board and developing continuing education programs for our directors, (5) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes and (6) reviewing and monitoring compliance with our code of ethics and our insider trading policy. Our nominating and corporate governance committee consists of Mr. Rosenberger, as chairman, and Messrs. John, van Roden and Shilling, each of whom satisfies the independence requirements of the NASDAQ Marketplace Rules. During 2009, our nominating and corporate governance committee held two meetings.

The nominating and corporate governance committee seeks a diverse group of director candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and our stockholders. Desired qualities to be considered include: high-level leadership experience and significant accomplishment in business or administrative activities; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to the Company and concern for its success and welfare; willingness to apply sound and independent business judgment; awareness of a director’s vital role in assuring the Company’s good corporate citizenship and corporate image; no present conflicts of interest; availability for meetings and consultation on Company matters; enthusiasm about the prospect of serving; willingness to assume broad fiduciary responsibility; and willingness to become a Company stockholder.

In evaluating candidates for election to our Board, the nominating and corporate governance committee and our Board seek the most qualified individuals based on the criteria and desired qualities described above and consider diversity in the following manner. We believe a diversity of professional backgrounds enhances our Board’s performance of its leadership and oversight functions in that directors with a variety of professional experience and expertise will be able to view all of the different elements and aspects of our business from different critical viewpoints and ask questions and make proposals and decisions from a broader range of professional views. Such diversity enables a broader critical review of more aspects of our business which we believe enhances, among other things, the board’s oversight of our risk management processes.

The nominating and corporate governance committee will consider all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees. In evaluating candidates, the nominating and corporate governance committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of the nominating and corporate governance committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals and Director Nominations for the 2011 Meeting.”

Number of Meetings of the Board of Directors

The Board held twelve meetings during 2009. Directors are expected to attend Board meetings and meetings of committees on which they serve and to spend time as needed and meet as frequently as necessary to properly discharge their responsibilities. Each director attended all of the meetings of the Board and the applicable committees of the Board held during 2009.

Attendance at Annual Meetings of the Stockholders

All directors and director nominees are encouraged to attend the annual meeting of the stockholders. All of our then directors attended our 2009 annual meeting of stockholders in person. All are currently expected to be in attendance at the Annual Meeting.

Director Independence

Certain rules of The Nasdaq Global Select Market require that a majority of the members of the Board be “independent directors” and that the audit committee, the compensation committee and the nominating and corporate governance committee of the Board each comprise only “independent directors,” in each case as defined under the NASDAQ Marketplace Rules.

Based upon the information submitted by each of our directors, and following the recommendation of the nominating and corporate governance committee, the Board has determined that each of our directors, except Mr. Hensler, our President and Chief Executive Officer, and including the director nominees standing for election, Messrs. John and Rosenberger, has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each, except Mr. Hensler, is an “independent director” as defined in NASDAQ Marketplace Rule 4200(a)(15) and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In determining the independence of our directors, the Board has adopted independence standards that mirror exactly the criteria specified by applicable laws and regulations of the SEC and the rules of The Nasdaq Global Select Market.

Executive Sessions

The Company requires the non-management directors to meet in executive sessions on a periodic basis without management. Our lead independent director leads these meetings. In 2009, our non-management directors held four executive sessions.

Communications between Stockholders and the Board

Stockholders may send communications to the Company’s directors as a group or individually, by writing to those individuals or the group: c/o the Secretary of Horsehead Holding Corp., 4955 Steubenville Pike, Suite 405, Pittsburgh, Pennsylvania 15205. The Company’s Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or the business of the Company to the intended director(s).

The Board has adopted a policy for submitting concerns regarding the Company’s accounting or auditing matters. Reports may be sent to the audit committee through one of the following means: (1) telephoning the Secretary of the Company, (2) writing to: Audit Committee, c/o the Secretary of Horsehead Holding Corp., 4955 Steubenville Pike, Suite 405, Pittsburgh, Pennsylvania 15205, or (3) emailing the audit committee, by way of the Secretary of Horsehead Holding Corp., at aalavi@horsehead.net. In each case, reports will be received by the Company’s Secretary who will forward the message to the audit committee. In addition, the Company has engaged The Network to provide an Independent Accounting, Internal Accounting Controls and Auditing Matters Hotline, which can be reached through one of the following means: (1) by telephone at (866) 835-6347, which is available 24 hours per day, 365 days per year for leaving a recorded message; (2) by writing to The Network, ATTN: Horsehead Corporation, 333 Research Court, Norcross, GA 30092; or (3) by e-mail via the website www.tnwinc.com/reportline or the e-mail address Reportline@tnwinc.com. The confidentiality of all reports will be maintained to the extent consistent with law.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is an officer or employee of us, and no member has been an officer or employee of us at any prior time. There are no interlocking relationship between any of our executive officers and compensation committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedure

Our legal and finance departments bear primary responsibility for developing and implementing processes and controls to obtain information from our directors, executive officers and significant stockholders regarding related-party transactions and then determining, based on the facts and circumstances, whether we or a related-party has a direct or indirect material interest in these transactions. Our audit committee is responsible for the review, approval or ratification of “related-person transactions” between us or our subsidiaries and related persons. “Related person” refers to a person or entity who is, or at any point since the beginning of the last fiscal year was, a director, officer, nominee for director or 5% stockholder of us or is or was an immediate family member of such person or entity. The audit committee does not have a written policy regarding the approval of related party transactions. The audit committee applies its review procedures as a part of its standard operating procedures. In the course of its review and approval or ratification of a related-party transaction, the audit committee will consider:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, the amount involved and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the audit committee deems appropriate.

Any member of the audit committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the audit committee at which the transaction is considered.

Since January 1, 2009, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with compensation as described in “Compensation Discussion and Analysis” below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of our common stock, as of the Record Date, by each person known by us to own more than 5% of our common stock, each director and each of our named executive officers and by all of our directors and executive officers as a group (seven persons). The table lists the number of shares and percentage of shares beneficially owned based on 43,334,955 shares of common stock outstanding as of the close of business on the Record Date. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options held by that individual or entity that are either currently exercisable or exercisable within 60 days following the Record Date are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Information in the table is derived from SEC filings made by such persons on Schedule 13G and/or under Section 16(a) of the Exchange Act and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

		Percentage of
	Number of Shares	Beneficial
Beneficial Holders	Beneficially Held	Ownership

BlackRock, Inc.(1)	4,290,329	9.9%
Dalal Street, LLC(2)	10,000	*
FMR LLC(3)	2,850,000	6.6%
Harina Kapoor(2)	27,201	*
Mohnish Pabrai(2)	1,749,634	4.0%
Pabrai Investment Fund II, L.P.(2)	608,958	1.4%
Pabrai Investment Fund 3, Ltd.(2)	473,403	1.1%
Pabrai Investment Fund IV, L.P.(2)	630,072	1.5%
Royce & Associates, LLC(4)	4,474,227	10.3%
James M. Hensler(5)	329,176	*
T. Grant John(6)	13,576	*
John van Roden(6)	13,576	*
Bryan D. Rosenberger(6)	13,576	*
Jack Shilling(6)	11,576	*
Ali Alavi(7)	30,000	*
Robert D. Scherich(8)	154,596	*
All directors and executive officers as a group persons(9)	566,076	1.3%

*	less than 1%.

(1)	BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-i(b)(l)(ii)(G) of the Exchange Act, and the address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(2)	Mr. Pabrai is sole shareholder and chief executive officer of Dalal Street, LLC (“Dalal Street”) and a shareholder and president of Pabrai Investment Fund 3, Ltd. (“PIF 3”). Dalal Street is the general partner of The Pabrai Investment Fund II, L.P. (“PIF 2”) and The Pabrai Investment Fund IV, L.P. (“PIF 4”) and sole investment manager of PIF 3. Ms. Kapoor is the spouse of Mr. Pabrai. Ms. Kapoor, Mr. Pabrai, Dalal Street, PIF 2, PIF 3 and PIF 4 are referred to herein, collectively, as the “Pabrai Holders.”

By virtue of the relationships between and among (i) Dalal Street in its capacity as the general partner of PIF 2 and PIF 4 and as the investment manager of PIF 3, (ii) Mr. Pabrai, in his capacity as sole shareholder and chief executive officer of Dalal Street and as president of PIF 3 and (iii) the other Pabrai Holders, as further described immediately above, each of the Pabrai Holders may be deemed to be the beneficial owner of all or a portion of the shares held by the other Pabrai Holders. Because of the relationships described in above, the Pabrai Holders may be deemed to constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act, and as such, each member of the group would be deemed to beneficially own, in the aggregate, all the shares held by members of the group. The Pabrai Holders disclaim membership in a group and disclaim beneficial ownership of any of the shares held by the Pabrai Holders except as set forth in the table above.

Dalal Street and Mr. Pabrai, in his capacity as chief executive officer of Dalal Street, have the shared power to vote or to direct the vote and the shared power to dispose or to direct the disposition of the shares set forth opposite the name of each of PIF 2, PIF 4 and PIF 3 in the table above. Dalal Street and Mr. Pabrai disclaim beneficial ownership of any such shares except to the extent of their pecuniary interest therein, if any. Mr. Pabrai and Ms. Kapoor share the power to vote or to direct the vote and the power to dispose or to direct the disposition of 51,200 shares set forth opposite their names in the table above. Mr. Pabrai disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein, if any.

The shares held by Ms. Kapoor include (a) one share held by the IRA FOBO Ms. Kapoor and (b) 20,000 shares held by Ms. Kapoor and Mr. Pabrai, as joint tenants with rights of survivorship.

The shares held by Mr. Pabrai include (a) 7,200 shares held by Ms. Kapoor, (b) one share held by the IRA FBO Ms. Kapoor and (c) 20,000 shares held by Mr. Pabrai and Ms. Kapoor, as joint tenants with rights of survivorship.

The address of each of the Pabrai Holders is 114 Pacifica, Suite 240, Irvine, CA 92618-3321.

(3)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, is the beneficial owner of the shares indicated in the table above with respect to FMR LLC as a result of acting as investment adviser to an investment company, Fidelity Low Priced Stock Fund (the “Fund”), registered under Section 8 of the Investment Company Act of 1940, as amended. Each of Edward C. Johnson III, as chairman of FMR LLC; FMR LLC, through its control of Fidelity; and the Fund has sole power to dispose of the shares owned by the Fund.

Members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders of FMR LLC have entered into a voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson, has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s board of trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fund’s boards of trustees.

The address of each of Fidelity, Fidelity Low Priced Stock Fund and FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Royce & Associates, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, and the address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(5)	Consists of 328,376 shares underlying options that are exercisable within 60 days.

(6)	Includes 4,788 RSUs that will vest within 60 days. Upon vesting of the RSU, the holder shall be entitled to receive a number of shares of common stock equal to the number of RSUs then vesting.

(7)	Consists of 30,000 shares underlying options that are exercisable within 60 days.

(8)	Consists of 154,596 shares underlying options that are exercisable within 60 days.

(9)	Includes 512,972 shares underlying options that are exercisable within 60 days and 19,152 RSUs that vest within 60 days. Upon vesting of the RSU, the holder shall be entitled to receive a number of shares of common stock equal to the number of RSUs then vesting.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information for each of our equity compensation plans as of December 31, 2009.

Number of
	Securities to be		Number of
	Issued Upon	Weighted-Average	Securities
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
	and Rights	and Rights	Compensation Plan

Equity compensation plans approved by stockholders:
2004 Stock Option Plan	150,571	$1.01	649,882
Amended and Restated 2006 Long-Term Equity Incentive Plan	1,628,341	$8.35	554,665
Equity compensation plans not approved by stockholders:
None

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that executive officers, directors and greater than 10% owners file reports of ownership and changes of ownership of common stock with the SEC and the Nasdaq Global Select Market. Based on a review of the ownership reports filed with the SEC during fiscal 2009, we believe that all Section 16(a) filing requirements were met during the year.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The compensation committee of our Board (the “Committee”) is responsible for directing our executive compensation philosophy, policies, plans and programs and for determining the compensation elements and amounts paid to our named executive officers. The Committee reviews compensation elements and amounts for our named executive officers on an annual basis, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances may require. Our current executive officers, Messrs. Hensler, Scherich and Alavi, are responsible for matters of company policy and are our “named executive officers.” Many of the elements of compensation are set forth in the employment agreements we entered into with each of our named executive officers in connection with the completion of the private placement of approximately 16.0 million shares of our common stock in November 2006 (the “2006 Private Placement”), which agreements were negotiated by affiliates of Sun Capital Partners, Inc. (together with its affiliates, “Sun Capital”), who then held a majority of our capital stock and controlled our Board. Each employment agreement has a term of five years, unless terminated earlier by the employee or by us, and is discussed throughout this Compensation Discussion and Analysis.

Since 2007, the Committee has worked with Buck Consultants to review and implement compensation policies for our named executive officers that encourage our named executive officers to operate the business in a manner that enhances stockholder value. To that end, in 2007, Buck Consultants and the Committee created a peer group of companies to help benchmark compensation practices for our top management. Buck Consultants began with metal and materials companies having market capitalization of less than $3.0 billion and from that group identified companies that are similar in focus and operations to us. The companies selected were: Amcol International Corporation, Brush Engineered Materials, Carpenter Technology Corporation, Century Aluminum Company, Gibraltar Industries Inc., Haynes International Inc., Metal Management, Inc. (now Sims Metal Management Limited), Minerals Technologies, Olympic Steel, OM Group, Quanex Group, RTI International Metals, Schnitzer Steel Industries, Stillwater Mining Company and Universal Stainless & Alloy Products. As part of its responsibilities, the Committee continues to review the peer group to determine if any companies should be added or removed.

Using this peer group, along with proprietary surveys of total compensation practices, Buck Consultants conducted an assessment of total direct compensation practices for executives in companies that are similar in size and operations to us. Buck Consultants identified our existing pay position relative to the 25th percentile, median, and 75th percentile of the peer group and the more broadly surveyed executive compensation marketplace. Buck Consultants used the additional surveys in order to minimize the effect of any anomalies that might arise from relying solely on the peer group and to limit any gaps in the peer group data. The surveys were not as company-specific as the peer group and generally included industrial surveys of companies similar in size (e.g., revenue) to us. The Committee expects to have this or similar information compiled annually and will consider the recommendations of Buck Consultants (or other compensation consultants engaged by the Company) with respect to the establishment of compensation package parameters, such as base salary targets and performance-based compensation, as needed and appropriate. Due to the upheaval in the markets and the economy in general, which has exacerbated the relative differences between members of the peer group and our company, the Committee recently has relied and currently expects to continue to rely more on published compensation data, focused on companies with revenue of $250 million to $500 million, in evaluating compensation for our named executive officers in 2010. In addition, during 2010, the Committee expects to evaluate revising the peer group to reflect companies more closely related to the current size and operations of the Company.

In April 2008, following the assessments described above and several meetings with management, the Board and the Committee, Buck Consultants presented recommendations to the Board and the Committee with respect to compensation of our named executive officers for the year 2008 and thereafter. The plan provided by Buck Consultants was designed to support the overall compensation philosophy of the Committee and, in particular, to further enhance retention and recruitment of talented executives, provide a clear focus on the creation of stockholder value and promote successful implementation of our strategic plans. In adopting the recommendations of Buck Consultants, the Committee determined also that management should be compensated in part for performance against measures that are not necessarily dependent on the market price of zinc, which management cannot influence or control. However, under the plan prepared by Buck Consultant’s, performance-based awards would include a base level of financial performance below which no incentives can be earned. In March 2009 and February 2010, Buck Consultants presented specific recommendations to the Board and the Committee with respect to compensation of our named executive officers for the years 2009 and 2010, respectively, based on the overall compensation philosophy of the Committee as initially reflected in the 2008 presentation. In February 2010, Buck Consultants’ provided the Committee with information regarding competitive compensation practices for the named executive officers, including:

•	published survey information on base salary, total annual compensation and long-term direct compensation for companies similar in size to our company;

•	base salary, total annual compensation and long-term direct compensation for the peer group; and

•	competitive information regarding long term incentive award values, with consideration given to share utilization rates, which represent a measure of the relative proportion of a company’s shares used for compensation, for relevant industry classifications and the peer group. The competitive share utilization rate information was adjusted to reflect the differences between full value share awards, such as the RSUs the Committee awards to our named executive officers, and appreciation based awards, such as the stock options previously awarded to our named executive officers.

This competitive compensation information was used to establish a comparison base for determining salary adjustments and equity compensation awards for the named executive officers. Additionally, the Committee reviewed existing compensation program opportunities and outstanding awards, such as our performance-based RSUs, under different business scenarios.

The Committee considers the information described above and determines base salary and other compensation package parameters, such as annual incentive and long-term incentive opportunities, for the chief executive officer, subject to final approval by our Board. The chief executive officer makes compensation recommendations to the Committee for each of the other named executive officers based on:

•	his assessment of each executive’s performance;

•	the benchmarking information described above; and

•	the overall philosophy of the Company’s executive compensation program.

The Committee discusses these recommendations with the chief executive officer and makes final recommendations to the Board, which the Board considers and, if appropriate, approves.

Compensation Policies and Practices

The primary objectives of our executive compensation program are to:

•	attract and retain the best possible executive talent, capable of producing optimal performance results for our company, consistent with our goal of creating value for our stockholders;

•	achieve accountability for performance by linking annual cash and long-term incentive awards to achievement of measurable performance objectives; and

•	align executives’ incentives with value creation for our stockholders.

The foremost objective of our compensation program is to align the interests of our executive officers with the interests of our stockholders in seeing increases in the value of our company. To that end, a substantial portion of our executive officers’ total compensation is tied to the achievement of performance measures important to our business and to the price of our stock. We believe this focuses the efforts of our executive officers on managing the aspects of our business that are key to our success and aligns the interests of our executive officers more broadly with those of our stockholders.

Our executive compensation consists of the following components:

•	base salary;

•	annual cash bonus incentives;

•	long-term incentive awards;

•	one-time cash bonuses;

•	post-termination benefits, including severance and retirement benefits; and

•	certain additional executive benefits and perquisites.

In April 2008, the Committee and the Board revised the manner in which our compensation for our named executive officers is provided. Working with Buck Consultants, the Committee determined that our total executive compensation package should be structured to place our named executive officers between the 50th and 75th percentiles of the peer group, depending on good to excellent performance. The guaranteed portion of the executive compensation package (i.e., base salary) is targeted at the 25th percentile of the peer group, which we believe is competitive within our peer group as our company has tended to rank lower in terms of size compared to the companies in the existing peer group. The remaining portion of the executive compensation package is contingent (e.g., annual cash bonus incentives and long-term incentive awards) and allows our named executive officers to significantly increase their overall compensation relative to the peer group for achievement of superior results, sustained success in achieving strategic goals and increasing the value of our company. As described below, we changed the equity component of our executive officers’ compensation from annual grants of stock options to annual grants of restricted stock units (“RSUs”) that vest based upon a mix of time-based vesting and performance-based vesting.

Under our revised compensation program, performance-vesting RSUs may be issued each year that are tied to clearly defined performance objectives over three-year performance periods, thus recognizing the importance of long-term performance and attempting to reduce the impact of cyclical business conditions and changes in the market price of zinc. By starting new three-year measurement periods for performance awards each year, the Committee will be able to adapt performance measures that are appropriate for then current market and industry conditions and also adjust the mix of performance measures based on previous years’ experience. In addition, by providing time-vesting awards that vest over a five-year period, the Committee can provide incentives to our named executive officers to set long-term value-creating goals and to continue to work to achieve those goals. Because much of the compensation package is contingent on performance and largely structured as equity awards and because we believe achievement of the performance objectives will enhance stockholder value, we feel that our compensation philosophy properly aligns management’s incentives with the interests of our stockholders.

Elements of Compensation

Base Salary

Our base salary structure and practice of periodic salary reviews are designed to reward individual achievement and performance and our overall performance. Base salary is established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. Typically, when establishing the base salaries of the executive officers, the Committee considered a number of factors, including the years of service of the individual, the individual’s duties and responsibilities, the ability to replace the individual, market data on similar positions with competitive companies, the desired range of our overall compensation for our various management team members and our desired balance of cash and long-term incentive compensation. We seek to maintain base salaries that, particularly when combined with our other elements of compensation, are competitive with the marketplace and that allow us to attract and retain executive talent.

Salaries for executive officers are reviewed by the Committee and the Board on an annual basis, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances may require. Increases in salary are based on factors such as the individual’s level of responsibility and performance, our company’s performance and expected performance and the levels of compensation provided by metals companies similar to us in size and operation, including the benchmark companies identified above in “— Overview.” The Committee uses published survey information for companies similar in size to our company as the primary source of information for salary comparison. In addition, where available, the Committee looks to the 25th percentile of base salaries for named executive officers for the peer group.

In 2009, given the poor economic conditions as we entered the year and the need for us to control costs, base salaries were not increased for our executive officers or, based on the recommendation of our Chief Executive Officer, for our other members of management.

Annual Cash Bonus Incentives

The objective of the annual cash bonus awards is to reward executive officers for achieving individual and company level performance goals. These awards are determined initially as a percentage of each executive officer’s base salary for the fiscal year and are based primarily on the achievement of financial targets such as budgeted levels of net income and/or cash flow. The Committee may consider other operational targets, such as safety and production and shipping performance, as well as the impact of changes in the market price of zinc. Each annual cash bonus is generally paid in a single installment in the first quarter following the completion of a given fiscal year once the annual audit report is issued or, if earlier, following the Board’s determination that the earnings targets for the fiscal year have been met.

For 2009, the Committee developed an annual cash bonus incentive plan for our named executive officers (the “MIP”). Under the MIP, each named executive officer was provided an overall target amount for his annual cash bonus (the “Overall Target Bonus”), which was established as a percentage of his base salary: 80% in Mr. Hensler’s case, or $384,000; 50% in Mr. Scherich’s case, or $131,250; and 30% in Mr. Alavi’s case, or $48,000. Under the MIP, for each named executive officer, 50% of the annual cash bonus amount depended on our net income for the year, excluding amounts recorded as expenses in connection with the MIP, and 30% of the annual cash bonus amount depended on our cash flow from operations. The remaining 20% of the annual cash bonus amount for each executive depended on the achievement of operational performance measures identified by our Board for each executive.

For 2009, the operational performance measures for our named executive officers were based on:

•	the frequency of incidents reportable under the regulations of the Occupational Safety and Health Administration (“OSHA”);

•	our selling, general and administrative expenses, excluding acquisition-related expenses; and

•	our total conversion costs, excluding costs for depreciation and freight.

The first measure was weighted as 50% of the individual portion of the annual cash bonus amount, or 10% of the overall bonus amount, and the other two measures were each weighted equally as 25% of the individual portion of the annual cash bonus amount, or 5% of the overall bonus amount. Additionally, there would be no payout with respect to the net income component of the MIP if net income for 2009 was negative, and the cash flow from operating activities measure must exceed $5 million in order for our named executive officers to qualify for a payout above the target performance level of the operational performance measures.

The cash flow measure and the operational performance measures were judged by our Board against Threshold, Target and Distinguished levels. If the results with respect to a given measure failed to meet the Threshold level, then nothing was to be paid to the respective named executive officer with respect to the portion of the Overall Target Bonus allocated to that measure. If the Threshold level for a given measure was met, then an amount equal to 50% of the portion of the Overall Target Bonus allocated to that measure was to be paid. If the Target level for a given measure was met, then 100% of the portion of the Overall Target Bonus allocated to that measure was to be paid, and if the Distinguished level for a given measure was met, then 200% of the portion of the Overall Target Bonus allocated to that measure was to be paid. If performance for a given measure fell between two levels, the portion of the bonus allocated to that measure was to be pro rated accordingly. At the time the MIP was established for 2009, the Committee did not anticipate there being a payout with respect to the net income component of the MIP and did not establish Threshold, Target and Distinguished levels but retained the discretion to award a payment with respect to this component.

The Distinguished, Target and Threshold levels for the cash flow performance measure depended on the average London Metals Exchange (“LME”) price for zinc in 2009. For higher LME zinc prices, the Committee established higher Distinguished, Target and Threshold cash flow levels, and for lower LME zinc price, the cash flow levels were lower under the MIP. Because the average LME price of zinc for 2009 was $0.75 per pound, for 2009 under the MIP, the Threshold level for the cash flow performance measure was $27.3 million, the Target level was $34.1 million and the Distinguished level was $42.6 million. In 2009, we reported cash flow from operations of negative $6.7 million, which was below the Threshold level for the cash flow measure, and the Committee awarded no payout with respect to either the cash flow or net income component of the annual cash bonus. We achieved above the Distinguished level with respect to the frequency of OSHA reportable events measure and the total conversion costs measure. We achieved 63% of the Target level with respect to the selling, general and administrative expense measure. Given that we failed to achieve at least $5 million in the cash flow measure, the total payout from these operational performance measures was capped at the Target level. As a result, the Board awarded Mr. Hensler an annual cash bonus of $76,800, Mr. Scherich an annual cash bonus of $26,250 and Mr. Alavi an annual cash bonus of $9,600 under the MIP.

Long-Term Incentive Awards

As noted above, in 2008 we changed our historic practice of granting long-term incentive awards in the form of stock options and instead began granting these awards in the form of RSUs. This change was implemented in connection with the review of our compensation practices by Buck Consultants and was designed to better align the interests of our executive officers with our stockholders’ long-term interests by providing them with equity-based awards that vest over a period of time, upon achievement of certain operational performance measures and/or upon the occurrence of certain events, as well as to reward executive officers for performance. We believe this arrangement benefits our equityholders by providing adequate incentives to retain our executive officers and to focus their efforts on the operational goals key to our success and by aligning their broader interests with our equityholders by having the ultimate value of this compensation dependent upon the value of our stock.

For 2008, the Committee had determined that 50% of the RSUs granted to our executive officers would be time-vesting and 50% of the RSUs would be performance vesting. The time-vesting RSUs vest ratably on the third, fourth and fifth anniversary of the date of grant. The performance-vesting RSUs vest over a three-year period based on the achievement of specified performance goals as described further below. For 2009, due to the significant uncertainty in current economic conditions and the resulting difficulty in projecting our future operating performance, the Committee did not grant any performance-vesting RSUs to our named executive officers and does not currently expect to grant any performance-vesting RSUs to our named executive officers in 2010. The Committee may in the future elect to utilize performance based RSUs or other performance-based long-term incentives.

In determining the number of RSUs to be granted to an executive, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance and the value of stock options and RSUs in relation to other elements of the individual executive’s total compensation. Awards for 2009 were based on a market analysis performed by Buck Consultants, which reviewed the total compensation provided to executive officers of the peer group of companies identified above in “— Overview,” and the portion of that compensation that consisted of long-term incentive compensation. We awarded RSUs in amounts that, depending on other factors, such as our stock price, could permit our executives to approach the top quartile of total compensation as provided by the peer group to their executive officers. In 2009, the number of RSUs awarded was calculated by dividing the value of the award for each recipient by $4.20 per RSU (approximating the two-month average price per share of our common stock as of February 2009). Based on such calculation, in 2009, the RSU award value for each of Messrs. Hensler, Scherich and Alavi was $401,004, $150,377 and $79,611, respectively. The awards were consistent with the recommendations made by Buck Consultants and considered and approved by the Committee.

Within each grant of performance-vesting RSUs in 2008, one third of the RSUs are allocated to each of the following three measures.

•	The number of tons of EAF dust processed by the us during the three-year period January 1, 2008 to December 31, 2010

•	The number of tons of zinc equivalent shipments made by us from our Monaca facility during the same three-year period

•	Our average conversion cost per ton of zinc equivalent for the two-year period beginning January 1, 2009 and ending December 31, 2010

The Committee and the Board selected a three-year performance period for the performance-vesting RSUs because it is consistent with our strategic planning cycle. The Committee and Board selected the three criteria above due primarily to their flexibility, the degree to which they broadly cover the goals of our strategic plans and the ability to compare them against our strategic plans and budgets. The Committee and Board selected these measures for the first cycle of the long-term incentive awards also because they represent clearly defined operational strategic goals that embrace critical challenges facing the company.

Following December 31, 2010, the Committee will assess the Company’s performance against each of the measures above based on three levels: Threshold, Target and Distinguished. If the Company’s performance with respect to any of the three measures fails to reach the Threshold level, none of the performance-vesting RSUs allocated to that measure will vest. Upon satisfaction of the Threshold level with respect to any performance measure, 25% of the performance-vesting RSUs allocated to that measure will vest. If the Company achieves the Target level with respect to any performance measure, 100% of the performance-vesting RSUs allocated to that measure will vest. If the Company achieves the Distinguished level with respect to any performance measure, 200% of the performance-vesting RSUs allocated to that measure will vest.

The three performance levels that were set for the performance-vesting RSUs were based on the Board’s estimations and goals with respect to our growth and improvement through 2010. At the time that the performance-vesting RSUs were granted, the Committee and the Board viewed the Threshold level of each performance measure as a reasonably attainable floor, below which no RSUs should vest. The Target level for each performance measure was viewed by the Committee and the Board as representing challenging but not unattainable expectations for the growth and improvement of our company, and the Distinguished level was viewed by the Committee and the Board as representing significant achievement in excess of likely expectations but not impossible. Due in large part to the nature of the economy in general, attainment of each of the levels is now substantially unlikely, and we did not record a compensation expense in 2008 or 2009 with respect to the performance-vesting RSUs.

One-Time Bonuses

In the past, we have granted one-time bonuses to reward our management for completing specific transactions, such as the 2006 Private Placement, and to give them incentives to achieve specific goals. Messrs. Hensler, Scherich and Alavi received retention bonuses of $409,290, $102,327 and $102,327, respectively, upon each of the first two anniversaries of the completion of the 2006 Private Placement: in November 2007 and November 2008. We entered into the retention bonus arrangements because we wanted to provide our management with incentives to remain with us as we transitioned from a private company to a public company. There are no other retention bonuses remaining to be paid, in connection with the 2006 Private Placement or otherwise, and none have been granted since the 2006 Private Placement. One-time bonuses have not been subject to, and have not constituted a portion of the annual bonus for purposes of, the maximum bonus percentages set forth in our named executive officers’ employment agreements.

Post-Termination Benefits

We provide post-termination benefits to our named executive officers in the form of severance payments, a 401(k) plan and change of control arrangements. We provide severance benefits to our executive officers to afford them financial protection in the event of certain terminations of their employment and also to secure their cooperation following such a separation. We offer our executive officers participation in our 401(k) plan because we feel it is an important retirement benefit to offer to all of our 401(k) plan participants. The stock option grant agreements we entered into in connection with the January 2007 grants to our executive officers and the RSU award agreements we entered into in connection with the April 2008 grants of time-vesting RSUs to our executive officers provide for accelerated vesting upon certain change of control events to reward them in the event we are able to sell our company to a buyer acceptable to the Board and to retain our executive officers during the process of negotiating and consummating such a transaction. The RSU award agreements we entered into in connection with the April 2008 grants of performance-vesting RSUs to our executive officers permit the Committee to pro-rate each level of the performance measures described above and to determine the Company’s performance with respect to such pro-rated measures for the purposes of potentially vesting performance-vesting RSUs in connection with a change of control that occurs after on or after the first anniversary of the grant date.

For the stock options, the accelerated vesting depends on cash being the primary consideration received in a change of control transaction because at the time of granting these options Sun Capital was still our largest stockholder, was represented on our Board and wanted to reward management for transactions that provided liquidity for its investment in us. For the time-vesting RSUs, the accelerated vesting depends on the executive remaining employed by us for six months following the change of control event, or being terminated other than for death, disability or cause because the Committee wanted to provide an incentive for the executive officer to remain with the Company through the change of control process and subsequent transition, whether such transition took up to six months or was determined to be shorter by us or an acquirer. The details of these post-termination benefits are described below.

Severance Payments The employment agreements of Messrs. Hensler, Scherich and Alavi provide that if the executive’s employment is terminated by us without cause, or in the case of Mr. Hensler he resigns for good reason, the executive is entitled to continue to receive his base salary for a severance period following termination. The severance periods for Messrs. Hensler, Scherich and Alavi are two years, eighteen months and six months, respectively. Each employment agreement provides that the executive will receive severance payments through the severance period as long as certain conditions are met, including that the executive sign a general release of Horsehead from any claims and that the executive has not breached any of the terms or provisions of the non-competition and non-solicitation provisions of his employment agreement. The non-competition period set forth in the employment agreements are through the later of the end of any severance period and twelve months following termination of employment. The non-solicitation period in the employment agreements is 24 months.

The employment agreements define “cause” as: (i) a breach of the employee’s obligations under the agreement; (ii) any felony or crime involving moral turpitude by the employee which our Board determines would have an adverse effect on (a) our reputation or relationships with suppliers, customers, employees or others, (b) the employee’s ability to effectively perform his duties or (c) our business, operations or financial condition; (iii) fraud or embezzlement; (iv) failure to comply with the directives and policies of our Board; (v) gross negligence or recklessness by the employee in the conduct of our business; (vi) material abandonment of duties or (vii) willful action to harm us. Mr. Hensler’s employment agreement defines “good reason” as a substantial diminution in Mr. Hensler’s responsibilities to us.

Retirement Benefits.  We sponsor a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) plan, eligible employees may elect to contribute, with no minimum, up to the maximum allowed by the Internal Revenue Code. In 2007, we made a matching contribution to the executives’ 401(k) plan with an annual limit equal to the lesser of 3% of the participant’s annual salary and $3,000. In 2008, we began providing to each salaried employee (401(k) terms for hourly employees are governed under collective bargaining agreements) a non-elective contribution equal to 3% of the employee’s eligible compensation and offering a matching contribution equal to 50% of the portion of the employee’s elective contribution that is equal to 4% of his or her eligible compensation, in each case subject to limits under applicable tax laws.

Change of Control Arrangements.  The option grant agreements we entered into with Messrs. Hensler, Scherich and Alavi in January 2007 in connection with their option grants under our 2006 Long-Term Equity Incentive Plan included provisions pursuant to which the options would become fully vested upon the consummation of certain change of control events. In connection with a change of control where the consideration paid to us or our stockholders consists primarily of cash (as determined by the Committee or the Board), all of the options granted to our named executive officers in January 2007 will be come fully vested and exercisable.

The RSU award agreements we entered into with Messrs. Hensler, Scherich and Alavi in April 2008 and March 2009 in connection with their time-vesting RSU grants under our 2006 Long-Term Equity Incentive Plan included provisions pursuant to which the time-vesting RSUs would become fully vested upon the date that is six months after the consummation of certain change of control events, provided that the executive was still employed by us at such time, or, if earlier, the date of such executive’s termination (if not for death, disability or cause) following consummation of the applicable change of control event.

The RSU award agreements we entered into with Messrs. Hensler, Scherich and Alavi in April 2008 in connection with their performance-vesting RSU grants under our 2006 Long-Term Equity Incentive Plan included provisions pursuant to which the Committee may pro-rate each of the Threshold, Target and Distinguished levels with respect to each of the three performance measures for the period ending immediately prior to the consummation of a change of control event that occurs on or after the first anniversary of the grant date. The Committee may then assess the Company’s performance against such pro-rated levels, and any performance-vesting RSUs that would have vested in accordance with such levels will vest immediately prior to the consummation of the applicable change of control event.

Executive Benefits and Perquisites

We do not provide material perquisites that are not, in the Committee’s view, directly related to the executive’s duties. The only material perquisite that we provide to any of our named executive officers is payment of the initiation fee and annual dues for Mr. Hensler at one private social club, based on the belief that the use of such facilities in the course of his employment is in our interest and will further our business purposes. Nor do we otherwise maintain retirement, pension or deferred compensation programs for executives other than participation in our 401(k) plan as described above. Our executive officers are entitled, pursuant to their employment agreements, to receive employee benefits consistent with those received by other employees of the company. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including health, dental, disability, paid vacation and participation in our 401(k) plan. The Board in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies. We have no current plans to change either the employment agreements (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or levels of benefits provided thereunder.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we take into account whether a particular form of compensation will be deductible under Section 162(m) of the Code. Section 162(m) generally limits the deductibility of compensation paid to our named executive officers to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan that existed prior to the initial public offering will not be subject to Section 162(m) until the earlier of (1) a material modification of the plan; (2) the issuance of all employer stock and other compensation that has been allocated under the plan; or (3) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, other than options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

Our compensation program is intended to maximize the deductibility of the compensation paid to our named executive officers to the extent that we determine it is in our best interests. Consequently, we may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans. In addition, our 2006 Equity Incentive Plan has been designed to permit our compensation committee to grant stock options and other awards which will qualify as “qualified performance-based compensation” under Section 162(m).

In general, we account for our long-term equity incentive grants by expensing them over the applicable vesting period, generally five years, and either do not recognize a compensation expense or reverse a compensation expense with respect to an award that is forfeited for failure of a time or performance vesting condition, depending on the timing. Many other Code provisions, SEC regulations and accounting rules affect the delivery of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

The Committee will continue to review applicable accounting and tax considerations to determine their impact on our company and the named executive officers with respect to compensation and achieving the goals and objectives of our executive compensation program.

REPORT ON EXECUTIVE COMPENSATION

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee has recommended to the Board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee:

T. Grant John
Bryan D. Rosenberger
John van Roden
Jack Shilling

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the total compensation earned in 2009, 2008 and 2007 by our named executive officers.

									Change in
									Pension
									Value and
					Restricted				Nonqualified
					Stock		Non-Equity		Deferred
					Unit	Option	Incentive Plan		Compensation	All Other
Name and Principal Position	Year	Salary	Bonus		Awards(3)	Awards(4)	Compensation		Earnings	Compensation(7)	Total

James M. Hensler	2009	$480,000	$—		$473,566	$—	$76,800	(5)	$—	$33,984	$1,064,350
President and Chief	2008	480,000	409,290	(1)	382,813	—	363,321	(5)	—	37,021	1,321,533
Executive Officer	2007	400,000	659,290	(2)	—	2,512,000	96,700	(6)	—	18,547	1,656,004
Robert D. Scherich	2009	262,500	—		177,588	$—	26,250	(5)	—	30,264	496,602
Vice President and Chief Financial	2008	262,500	102,327	(1)	153,125	—	127,860	(5)	—	27,251	532,698
Officer	2007	250,000	352,327	(2)	—	1,099,000	36,263	(6)	—	18,547	867,779
Ali Alavi	2009	160,000	—		94,017	$—	9,600	(5)	—	27,083	290,700
Vice President —	2008	160,000	102,327	(1)	76,563	—	45,415	(5)	—	26,019	340,141
Corporate Administration, General Counsel and Secretary	2007	140,000	117,327	(2)	—	314,000	16,923	(6)	—	17,271	351,704

(1)	Upon the second anniversary of the completion of the 2006 Private Placement, pursuant to retention bonus agreements, Messrs. Hensler, Scherich and Alavi received retention bonuses of $409,290, $102,327 and $102,327, respectively.

(2)	Upon the first anniversary of the completion of the 2006 Private Placement, pursuant to retention bonus agreements, Messrs. Hensler, Scherich and Alavi received retention bonuses of $409,290, $102,327 and $102,327, respectively. Upon filing of the S-1 registration statement in April 2007, pursuant to bonus agreements, Messrs. Hensler and Scherich received bonuses of $250,000 each, and Mr. Alavi received a bonus of $15,000.

(3)	Represents the grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. With respect to performance-based awards, this amount is based upon the probable outcome of the performance conditions for such awards as of their respective grant date. Assuming the achievement at the highest level of performance conditions, the maximum aggregate grant date fair value of restricted stock unit awards for 2009 and 2008, computed in accordance with FASB ASC Topic 718 is set forth in the table below. No performance-based awards were granted in 2007.

Name	2008

James M. Hensler	$1,148,438
Robert D. Scherich	459,375
Ali Alavi	229,688

(4)	Represents the grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(5)	Represents annual cash bonus incentive awards paid to each named executive officer pursuant to the MIP. See “Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Bonus Incentives.”

(6)	Pursuant to their employment agreements, for 2007, Messrs. Hensler, Scherich and Alavi received annual cash bonuses of $96,700, $36,263 and $16,923, respectively.

(7)	The amounts shown in this column include $3,720 in 2009 and $9,770 in 2008 for the initiation fee and annual dues for Mr. Hensler’s private social club membership and the following.

		Company
		Contributions Under	Life Insurance
	Year	401(k) Savings Plan	Premiums	Health Care

James M. Hensler	2009	$12,250	$3,340	$14,674
	2008	11,500	3,420	12,331
	2007	3,000	2,900	12,647
Robert D. Scherich	2009	12,250	3,340	14,674
	2008	11,500	3,420	12,331
	2007	3,000	2,900	12,647
Ali Alavi	2009	10,271	2,138	14,674
	2008	11,500	2,188	12,331
	2007	3,000	1,624	12,647

Grants of Plan-Based Awards

The table below sets forth our threshold, target and maximum payouts under our MIP for 2009. Additionally, during 2009, we granted RSUs to our named executive officers under our 2006 Equity Incentive Plan, as set forth below.

									All Other	All Other		Grant
									Stock	Option	Exercise	Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	Price of	Stock and
			Plan Awards			Plan Awards			Shares of	Securities	Option	Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	Units (#)(1)	Options (#)	($/sh)(2)	($)(3)

James M. Hensler	March 4, 2009		192,000	384,000	768,000	—	—	—	—	—	—	—
	March 17, 2009	(3)	—	—	—	—	—	—	95,477	—	—	473,566
Robert D. Scherich	March 4, 2009		65,625	131,250	262,500	—	—	—	—	—	—	—
	March 17, 2009	(3)	—	—	—	—	—	—	35,804	—	—	177,588
Ali Alavi	March 4, 2009		24,000	48,000	96,000	—	—	—	—	—	—	—
	March 17, 2009	(3)	—	—	—	—	—	—	18,955	—	—	94,017

(1)	Represents time-vesting RSUs granted under our 2006 Long-Term Equity Incentive Plan, as more fully described in “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Awards.”

(2)	Upon vesting of each RSU, the individual is entitled to receive one share of common stock for each vested RSU; no exercise or payment of exercise price is required.

(3)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards as of December 31, 2009 held by our named executive officers. The market value of RSUs that have not vested is based on the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2009.

	Option Awards					Restricted Stock Unit Awards
			Equity
			Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities			Number of
	Underlying	Underlying	Underlying			Restricted	Market Value of
	Unexercised	Unexercised	Unexercised	Option	Option	Stock Units That	Restricted Stock
	Options	Options	Unearned	Exercise	Expiration	Have	Units
Name	Exercisable (#)	Unexercisable (#)	Options (#)	Price ($)	Date	Not Vested	That Have Not Vested

James M. Hensler	88,376	—	—	$1.01	Sept 15, 2014	—	—
	160,000	240,000	—	13.00	January 16, 2017	—	—
	—	—	—	—	—	157,977	$2,014,207
Robert D. Scherich	49,596	—	—	1.01	Sept 15, 2014	—	—
	70,000	105,000	—	13.00	January 16, 2017	—	—
	—	—	—	—	—	60,804	775,251
Ali Alavi	20,000	30,000	—	13.00	January 16, 2017	—	—
	—	—	—	—	—	31,455	401,051

Option Exercises and Restricted Stock Units Vested

During 2009, none of our named executive officers exercised any options and none of the RSUs granted to our named executive officers vested.

Pension Benefits

We do not maintain pension plans. Our Board may in the future elect to provide officers and other employees with pension benefits if the Board determined that doing so is in our best interests.

Non-Qualified Deferred Compensation

We do not maintain defined contribution plans or other deferred compensation plans. The Committee may in the future elect to provide officers and other employees with defined contribution or deferred compensation benefits if the Board determines that doing so is in our best interests.

Termination and Change in Control Arrangements

Assuming each named executive officer’s employment was terminated under each of the circumstances set forth below, or a change in control occurred, on December 31, 2009, the estimated values of payments and benefits to each named executive officer are set forth in the following table.

		Termination	Termination
		Without	Without	Voluntary
		Cause	Cause	Termination
		Prior to a	Following a	With
		Change in	Change in	Good	Death or	Change in
Name	Benefit	Control	Control	Reason	Disability	Control

James M. Hensler	Cash severance*	$960,000	$960,000	$960,000	—	—
	Accelerated vesting of options	—	—	—	—	—
	Accelerated vesting of time-vesting RSUs	—	1,615,769	—	—	1,615,769
	Accelerated vesting of	—	0	—	—	0
	performance-vesting RSUs
Robert D. Scherich	Cash severance*	393,750	393,750	—	—	—
	Accelerated vesting of options	—	—	—	—	—
	Accelerated vesting of time-vesting RSUs	—	615,876	—	—	615,876
	Accelerated vesting of	—	0	—	—	0
	performance-vesting RSUs
Ali Alavi	Cash severance*	80,000	80,000	—	—	—
	Accelerated vesting of options	—	—	—	—	—
	Accelerated vesting of time-vesting RSUs	—	321,364	—	—	321,364
	Accelerated vesting of	—	0	—	—	0
	performance-vesting RSUs

*	For a description of cash severance, see “Elements of Compensation — Post-Termination Benefits — Severance Payments.”

Options granted to Messrs. Hensler, Scherich and Alavi under our 2004 Stock Option Plan became fully vested upon the closing of the 2006 Private Placement. If the employment of any executive officer is terminated by us other than for cause, his vested options may be exercised after the date of termination but on or before the 15th day of the third calendar month following the date of termination. If the employment of any executive officer terminates due to death or disability, his vested options may be exercised after the date of termination but on or before the later of (a) December 31 of that year or (B) the 15th day of the third calendar month after the date of termination.

The grant agreements governing the options granted to Messrs. Hensler, Scherich and Alavi in January 2007 provide that all such options will vest and become exercisable in connection with a change of control for which the consideration received by the Company or the stockholders is primarily cash, as determined by our Board or the Committee. As of December 31, 2009, two fifths of the options have vested and are exercisable. Had such a change of control occurred on December 31, 2009, all of the options would have vested, and the value of such vested options is shown in the table above and is based upon the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2009, which was less than the exercise price for such options.

The RSU award agreements governing the time-vesting RSUs granted to Messrs. Hensler, Scherich and Alavi in April 2008 and March 2009 provide that all such time-vesting RSUs will vest on the date that is six months after the consummation of a change of control provide that the individual remains employed by the Company through such date, provided that in the event the individual’s employment is terminated prior to such date, other than for death, disability or cause, such vesting will occur on the date of such termination. The value of such vested time-vesting RSUs is shown in the table above and based upon the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2009.

The RSU award agreements governing the performance-vesting RSUs granted to Messrs. Hensler, Scherich and Alavi in April 2008 provide for pro-ration and potential accelerated vesting. See “Elements of Compensation-Post-Termination Benefits-Severance Payments — Change of Control Payments.” Assuming a change of control on December 31, 2009, the periods for measuring the performance criteria under these agreements would have terminated as of December 31, 2009. The Committee estimates that it would have prorated the two performance measures that are determined based on aggregate achievement over the three-year performance period (tons of EAF dust processed and tons of zinc equivalent shipments) based on the number of days actually elapsed during the performance period up to and including the assumed change in control date, which would have resulted in a two-thirds proration of such measures. The Committee estimates that it would not have adjusted the remaining performance measure, average conversion cost per ton of zinc equivalent, which is based on average not aggregate achievement over a two-year performance period. Based upon our performance through the date of the assumed change in control, the Committee estimates that we would not have met the Threshold level for any of the performance measures and that consequently none of the performance vesting RSUs would have vested upon the assumed change in control.

Compensation of Directors

In 2009, each of our non-employee directors received a fee at a rate of $40,000 per year for service as a director, our audit committee chairman received an additional fee at a rate of $20,000 per year and beginning in August 2008, the chairs of each of our compensation committee and nominating and corporate governance committee began receiving an additional fee at a rate of $10,000 per year. In addition, our lead independent director receives an additional fee at a rate of $10,000 per year.

In May 2008, we issued to each of Messrs. John, van Roden, Shilling and Rosenberger 14,365 RSUs, vesting one third each anniversary of May 14, 2008. In determining the number of RSUs to be granted to a director, we take into account the director’s position on the board and scope of responsibility and the value of RSUs in relation to other elements of the director’s total direct compensation. Awards for 2008 were based on a market analysis performed by Buck Consultants, which reviewed the total direct compensation provided to directors of the peer group of companies identified above in “— Overview.” The analysis revealed that the total direct compensation was below the market median of the peer group. In order to address the gap and to provide an incentive to create market value beyond the then-current market valuation of the Company, Buck Consultants recommended and the compensation committee of the Board considered and approved a front-loaded grant of 14,365 RSUs in 2008 to each director to more immediately align director interests with those of the stockholders. The value of the award was estimated to be approximately equal to the market median board compensation less current cash compensation, multiplied by three to reflect a three-year front-loaded award. The number of shares attributable to the RSU grants was determined by using the closing share price on the date of award. One-third of the front-loaded RSUs will vest on the first anniversary of the award, one-third on the second anniversary of the award, and one-third on the third anniversary of the award. No RSUs or other stock or option awards were granted to our non-employee directors in 2009.

All of our directors are reimbursed for out-of-pocket expenses incurred in connection with attending all Board and committee meetings. The following table summarizes the compensation of our directors in 2009.

					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned or			Plan	Deferred	All Other
	Paid in	Stock	Option	Compensation	Compensation	Compensation
Name	Cash ($)	Awards ($)	Awards ($)	($)	Earnings	($)	Total ($)

John van Roden	$60,000	—	—	—	—	—	$60,000
T. Grant John	50,000	—	—	—	—	—	50,000
Bryan D. Rosenberger	50,000	—	—	—	—	—	50,000
Jack Shilling	45,833	—	—	—	—	—	45,833

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by Grant Thornton LLP for fiscal 2008 and fiscal 2009.

	Fiscal Year Ended	Fiscal Year Ended
	December 31,	December 31,
Fee Category	2008	2009
	(Thousands)

Audit Fees	$681,337	$829,722
Audit-Related Fees	36,073	28,115
Tax Fees	188,950	63,793
All Other Fees	—	—

Total Fees	$906,360	$921,630

Audit Fees:  Consists of fees billed for professional services rendered in connection with the audit of the consolidated financial statements of Horsehead Holding Corp. for fiscal 2007 and 2008 and our August 2009 public offering of shares of our common stock.

Audit-Related Fees:  Consists of fees billed for assurance and related services that are not reported under “Audit Fees.” These services include audits of employee benefit plans.

Tax Fees:  Consists principally of fees for services provided in connection with tax planning, advice, diligence and compliance services.

All Other Fees:  Consists of fees for services other than those reported above.

All audit, audit-related and tax services performed by Grant Thornton LLP in fiscal 2009 were pre-approved by the audit committee of our Board, which concluded that the provision of such services by Grant Thornton LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pursuant to the audit committee charter, the audit committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The audit committee’s charter provides also that individual engagements must be separately approved. Additionally, the audit committee is required to pre-approve any non-audit services to be provided to the Company by the independent auditor. The policy requires also specific approval by the audit committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

MATTERS RELATING TO AUDITORS

We expect representatives of Grant Thornton LLP to be present at the 2010 annual meeting.

Audit Committee Report

The audit committee of our Board has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The audit committee discussed with management the quality and acceptability of the accounting principles employed including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The audit committee also reviewed our consolidated financial statements for fiscal 2009 with Grant Thornton LLP, our independent auditors for fiscal 2009, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The audit committee has discussed with Grant Thornton LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with Grant Thornton LLP its independence and has considered whether the provision of non-audit services by Grant Thornton LLP to us is compatible with maintaining Grant Thornton LLP’s independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

This report is submitted by the members of the audit committee:

John van Roden
Bryan D. Rosenberger
T. Grant John
Jack Shilling

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2010 MEETING

Our By-laws permit stockholders to make proposals for, and to nominate directors for election at, an annual stockholder meeting. Stockholder proposals intended for inclusion in the Company’s proxy statement relating to the next annual meeting in May 2011 must be received by the Company no later than November 25, 2010. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under the Company’s by-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at the Company’s regularly scheduled annual meeting of stockholders to be held in 2011, including nominations for election as directors of persons other than nominees of the Board of Directors, must comply with the procedures outlined in the Company’s by-laws, which are described below, and must be received, by the Corporate Secretary at the address noted below, no earlier than January 7, 2011 and no later than February 6, 2011. In the event the annual meeting for 2010 is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after May 7, 2011, notice of such proposals or nominations must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the 2011 annual meeting was mailed or public disclosure of the 2011 annual meeting was made. A copy of the Company’s by-laws may be found on the Company’s website www.horsehed.net, and is available upon request from the Corporate Secretary, 4955 Steubenville Pike, Suite 405, Pittsburgh, Pennsylvania 15205.

Notice of a stockholder proposal must include, as to each matter proposed, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as it appears on the Company’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Company’s capital stock which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

A notice of a stockholder nomination for election to the Board shall set forth (i) as to each person whom the stockholder proposes to nominate for election as a director at such meeting (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder, (B) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

We evaluate director nominees recommended by stockholders in the same manner in which we evaluate other director nominees. We have established through our Corporate Governance and Nominating Committee selection criteria that identify desirable skills and experience for prospective Board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of diversity, age, skills, expertise and experience in the context of the Board and other criteria determined by the Corporate Governance and Nominating Committee determines from time to time.

ADDITIONAL INFORMATION

We will bear the cost of the Annual Meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, our directors, officers, and regular employees may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services.

The Board knows of no matter to be brought before the Annual Meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the Annual Meeting, the individuals named in the proxy solicited by the Board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

By order of the Board of Directors

Ali Alavi
Secretary

Dated: March 25, 2010

HORSEHEAD HOLDING CORP.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 7, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/ZINC

• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

        A Proposals — The Board of Directors urges you to vote FOR the Class I nominee listed (Term expires 2013) and FOR Proposal 2.

1.	Election of Director:	For	Withhold	+
	01 - James M. Hensler	☐	☐

	For	Against	Abstain

2. To ratify the appointment of Grant Thornton LLP as Horsehead Holding Corp.’s independent registered accounting firm.	☐	☐	☐
3. To vote and otherwise represent the undersigned on any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof, in the discretion of the proxy holder(s).

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

		Mark the box to the right if you plan to attend the Annual Meeting.	☐
C Authorized Signatures — This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — HORSEHEAD HOLDING CORP. (“The Corporation”)

PROXY IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION
The undersigned stockholder of Horsehead Holding Corp., a Delaware corporation, hereby appoints Robert D. Scherich and Ali Alavi, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Corporation (the “Annual Meeting”) to be held at 11:00 a.m., Eastern Time, on May 7, 2010 at the Marriot Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all powers possessed by the undersigned if personally present at such Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Annual Meeting.
The Board of Directors knows of no reason why any of the nominees for the Board of Directors would be unable to serve, but in the event any nominee is unable to serve or for good cause will not serve, the proxies received indicating a vote in favor of such nominee will be voted for a substitute nominee as the Board of Directors may recommend.
IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS PROPERLY EXECUTED BUT NO INSTRUCTIONS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE ELECTION OF THE NOMINEE REFERRED TO IN PROPOSAL ONE AS DIRECTORS, “FOR” THE MATTER REFERRED TO IN PROPOSAL TWO, AND IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
Please refer to the Proxy Statement for a discussion of the Proposal.
PLEASE VOTE, DATE, AND SIGN ON THE REVERSE SIDE AND RETURN THE PROXY CARD PROMPTLY; YOU MAY USE THE ENCLOSED ENVELOPE.